Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Second Quarter and Year to Date Fiscal 2010 Operating Results

January 12, 2010	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the second quarter and the first half of Fiscal year 2010, which ends May 31, 2010. Sales for the three months ended November 30, 2009 were $1,921,861 compared to $2,989,281 for the same period last year. This represents a decrease of $1,067,420, or 35.7%; however, sales increased $698,627, or 57.1%, as compared to the first quarter of Fiscal 2010 ended August 31, 2009. Net loss for the second quarter ended November 30, 2009 was $223,646, or $.08 per fully diluted share, compared to a net loss of $113,667, or $.04 per fully diluted share, for the same period last year. For the first six months of Fiscal 2010 ended November 30, 2009, sales were $3,145,095 compared to $6,182,666 for the same period in the prior year. Net loss was $798,643 for the six months ended November 30, 2009 compared to a net loss of $80,120 for the first six months of Fiscal 2009.

In the second quarter ended November 30, 2009, sales in the SBS Balancer segment decreased 39.3% while sales in the SMS Measurement segment decreased 24.2% compared to the same period last year. For the six months ended November 30, 2009, sales in the SBS Balancer segment decreased 50.6% and sales in the SMS Measurement segment decreased 45.1% compared to the same period in the prior year. Sales of the Company’s balancer and laser-based measurement products declined from prior periods due to a sharp drop in demand that began in the second half of Fiscal year 2009 as a result of rapidly deteriorating market conditions in the US auto industry, a downturn in global manufacturing and the weakening of the US and global economy generally.

Gross margins for the quarter increased to 49.1% for the three months ended November 30, 2009 compared to 46.9% for the same period in the prior year primarily due to changes in the product sales mix. Operating expenses decreased to $1,159,777 during the three months ended November 30, 2009 compared to $1,671,245 for the same period in the prior year. These decreases were primarily due to cost reduction initiatives enacted by the Company in the latter half of Fiscal 2009.

“This past quarter, we have started to see a recovery in order rates, which is a reversal of a downward trend that began in the second half of our previous fiscal year (December 2008) and largely tracks the state of the US and global manufacturing economies,” commented Wayne A. Case, CEO of Schmitt Industries. “We do not know if this downturn in the global economy is over or if Schmitt’s business levels have stabilized. We are continuing to closely monitor the order rates and have decided not to increase our operating expenses or our workforce at this time,” Case continued.

“This is the first quarter in over a year in which we have seen sequential growth in sales and a narrowing of our net loss compared to the prior quarter. While we will remain diligent on the expense side, our return to profitability must also be based on making the investments in product and market development necessary to increase sales, which we have continued to do.” commented Jim Fitzhenry, President of Schmitt Industries, Inc. “At the end of the Fiscal quarter ended November 30, 2009, we had approximately $3.7 million in cash, cash equivalents and investments, no debt, an unused $1.0 million line of credit and a current ratio of approximately 10:1, all of which are consistent with the prior quarter. We are working hard to return the Company to profitability and we have made progress this past quarter,” concluded Fitzhenry.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer controlled balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser measurement systems used in surface measurement applications and dimensional measurement applications and ultrasonic measurement products for remote monitoring of chemical storage tanks (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

The statements in this release, including remarks by Wayne Case and Jim Fitzhenry regarding the impact of the global economy on the Company’s sales and the narrowing of the Company’s net loss, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	November 30, 2009	May 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$3,245,024	$4,174,335
Short-term investments	500,000	—
Accounts receivable, net of allowance of $59,309 and $38,233 at November 30, 2009 and May 31, 2009, respectively	1,186,814	1,110,850
Inventories	3,714,140	3,866,971
Prepaid expenses	117,349	171,178
Income taxes receivable	237,881	330,134

	9,001,208	9,653,468

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,564,880	1,564,880
Furniture, fixtures and equipment	1,047,291	1,037,346
Vehicles	90,452	90,452

	3,001,623	2,991,678
Less accumulated depreciation and amortization	(1,621,584)	(1,563,840)

	1,380,039	1,427,838

Other assets
Intangible assets	1,591,617	1,542,694

TOTAL ASSETS	$11,972,864	$12,624,000

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$418,324	$335,609
Accrued commissions	171,337	172,755
Accrued payroll liabilities	145,249	228,887
Other accrued liabilities	173,863	168,325

Total current liabilities	908,773	905,576

Long-term liabilities	3,472	—
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,894,802 and 2,870,160 shares issued and outstanding at November 30, 2009 and May 31, 2009, respectively	9,694,125	9,545,678
Accumulated other comprehensive loss	(191,238)	(183,629)
Retained earnings	1,557,732	2,356,375

Total stockholders’ equity	11,060,619	11,718,424

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,972,864	$12,624,000

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2009 AND 2008

(UNAUDITED)

	Three Months Ended November 30,		Six Months Ended November 30,
	2009	2008	2009	2008
Net sales	$1,921,861	$2,989,281	$3,145,095	$6,182,666
Cost of sales	978,914	1,586,602	1,653,059	3,122,607

Gross profit	942,947	1,402,679	1,492,036	3,060,059

Operating expenses:
General, administration and sales	1,032,282	1,420,351	1,992,989	2,743,269
Research and development	127,495	250,894	300,539	498,113

Total operating expenses	1,159,777	1,671,245	2,293,528	3,241,382

Operating loss	(216,830)	(268,566)	(801,492)	(181,323)
Other income	5,468	(2,214)	15,133	18,017

Loss before income taxes	(211,362)	(270,780)	(786,359)	(163,306)
Provision (benefit) for income taxes	12,284	(157,113)	12,284	(83,186)

Net loss	$(223,646)	$(113,667)	$(798,643)	$(80,120)

Net loss per common share:
Basic	$(0.08)	$(0.04)	$(0.28)	$(0.03)

Weighted average number of common shares, basic	2,886,949	2,870,160	2,878,509	2,870,160
Diluted	$(0.08)	$(0.04)	$(0.28)	$(0.03)

Weighted average number of common shares, diluted	2,886,949	2,870,160	2,878,509	2,870,160